AETNA GOVERNMENT FUND
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a)     The Special Meeting of the Shareholders of Aetna
	Government Fund ("the Fund") was held on
	July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

		      AFFIRMATIVE VOTES         NEGATIVE VOTES
Morton Ehrlich          800,130.729                10,938.732
Maria T. Fighetti       800,130.729                10,938.732
David L. Grove          800,130.729                10,938.732
Timothy A. Holt         800,130.729                10,938.732
Daniel P. Kearney       800,130.729                10,938.732
Sidney Koch             800,130.729                10,938.732
Shaun P. Mathews        800,130.729                10,938.732
Corine T. Norgaard      800,130.729                10,938.732
Richard G. Scheide      800,130.729                10,938.732


2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and Aetna's affiliate, Aeltus Investment Management, Inc.

			AFFIRMATIVE VOTES          NEGATIVE VOTES
			  749,795.586                 3,329.410


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES           NEGATIVE VOTES
			  749,795.586                  3,329.410






EX99.181